Exhibit 99.1

Yahoo Reports Second Quarter 2014 Results

SUNNYVALE, Calif.--(BUSINESS WIRE)--July 15, 2014--Yahoo! Inc. (NASDAQ: YHOO) today reported results for the quarter ended June 30, 2014.

	Q2 2013	Q2 2014	Percent Change
GAAP revenue	$1,135 million	$1,084 million	(4)%
Revenue ex-TAC	$1,071 million	$1,040 million	(3)%
GAAP income from operations	$137 million	$38 million	(72)%
Non-GAAP income from operations	$209 million	$194 million	(7)%
GAAP net earnings per diluted share	$0.30	$0.26	(15)%
Non-GAAP net earnings per diluted share	$0.35	$0.37	5%

"Our top priority is revenue growth and by that measure, we are not satisfied with our Q2 results.  While several areas showed strength, their growth was offset by declines. Yahoo Search, for example, had a strong quarter, growing 6% year-over-year on a revenue ex-TAC basis and 19% year-over-year in search click-driven revenue.  Our social, mobile, video and native areas also grew with significant momentum, collectively gaining nearly 90% year-over-year.  However, display remains an area of investment and transition.  In Q2, we saw display revenue decline, further highlighting the fact that we need to work faster to ameliorate the negative trends.  I believe we can and will do better moving forward," said Yahoo CEO Marissa Mayer. "Overall, I remain confident in Yahoo's future, our strategy, and our return to long-term growth."

GAAP revenue was $1,084 million for the second quarter of 2014, a 4 percent decrease from the second quarter of 2013. Revenue excluding traffic acquisition costs (“revenue ex-TAC”) was $1,040 million for the second quarter of 2014, a 3 percent decrease compared to the second quarter of 2013.

Adjusted EBITDA for the second quarter of 2014 was $340 million, an 8 percent decrease compared to the second quarter of 2013.

GAAP income from operations was $38 million for the second quarter of 2014 (which included restructuring charges of $53 million and pre-tax gains from sales of patents of $62 million), a 72 percent decrease from the second quarter of 2013 (which included restructuring charges of $4 million). Non-GAAP income from operations was $194 million for the second quarter of 2014 compared to $209 million in the second quarter of 2013.

GAAP net earnings for the second quarter of 2014 was $270 million (which included restructuring charges of $33 million, net of tax, and gains from sales of patents of $43 million, net of tax), a 19 percent decrease compared to $331 million in the second quarter of 2013 (which included restructuring charges of $2 million, net of tax). Non-GAAP net earnings for the second quarter of 2014 was $382 million, a 1 percent decrease from the same period of 2013.

GAAP net earnings per diluted share was $0.26 in the second quarter of 2014 (which included restructuring charges of $0.03 per diluted share and gains on sales of patents of $0.04 per diluted share), compared to $0.30 in the second quarter of 2013. Non-GAAP net earnings per diluted share was $0.37 for the second quarter of 2014, compared to $0.35 in the second quarter of 2013.

Business Highlights

  Yahoo requested and Alibaba Group agreed to an amendment to the share repurchase agreement that reduces the maximum number of shares that Yahoo is required to sell in connection with Alibaba’s initial public offering from 208 million shares to 140 million shares.
  Yahoo continued to launch new products and improve existing properties in the second quarter, innovating for the daily habits of users around the world. The Company launched the Yahoo Aviate intelligent homescreen; Yahoo News Digest for Android, international and Canadian editions; Yahoo Screen for Android; a new version of Yahoo Mail for iPhone and Android; Flickr for iPhone, iPod Touch, and Android; a new Flickr experience on Apple TV; and three new digital magazines powered by Tumblr: Yahoo Travel, Yahoo Movies, and Yahoo Beauty. Notably, Yahoo’s recently launched News Digest won the Apple Design Award 2014.
  In the advertising space, Yahoo introduced image-rich native ads designed to be mobile-first, seamlessly integrated with content, and targeted to the right consumer to drive results -- all available through Yahoo Gemini. Yahoo also extended stream ads globally and announced Tumblr sponsored posts are now promoted across the Yahoo network.
  Yahoo continued to strengthen its editorial content by investing in the first two original comedies in the Company’s new lineup of long-form shows: “Other Space” and “Sin City Saints.” The Company also announced that Season 6 of “Community” is coming to Yahoo Screen, as well as the new Live Nation Channel on Yahoo Screen, which will produce the largest collection of U.S. concert live streams on the web.
  Yahoo Sports’ focus during the second quarter was on football: both the U.S. and the European varieties. Yahoo Sports launched Fantasy Football for iOS and Android leveraging original content from both Yahoo Sports Fantasy experts and NFL writers. The Company also launched Yahoo Sports World Football Pick‘em as World Cup 2014 kicked off. In collaboration with Yahoo Global Sports Ambassador Jose Mourinho, the Company designed the #Special1s campaign on Tumblr to identify 10 World Cup superstar fans.
  Shareholders elected four new board members this quarter: David Filo, Co-Founder and Chief Yahoo; Charles Schwab, Chairman of The Charles Schwab Corporation; H. Lee Scott, Jr., former President, Chief Executive Officer, and director of Walmart; and Dr. Jane Shaw, former director and Chairman of the Board of Intel Corporation and current director of McKesson Corporation.

Second Quarter 2014 Financial Highlights

Display:

  GAAP display revenue was $436 million for the second quarter of 2014, an 8 percent decrease compared to $472 million for the second quarter of 2013.
  Display revenue ex-TAC was $394 million for the second quarter of 2014, a 7 percent decrease compared to $423 million for the second quarter of 2013.
  The number of Ads Sold increased approximately 24 percent compared to the second quarter of 2013.
  Price-per-Ad decreased approximately 24 percent compared to the second quarter of 2013.

Search:

  GAAP search revenue was $428 million for the second quarter of 2014, a 2 percent increase compared to $418 million for the second quarter of 2013 (which included the Microsoft RPS guarantee).
  Search revenue ex-TAC was $428 million for the second quarter of 2014, a 6 percent increase compared to $403 million for the second quarter of 2013 (which included the Microsoft RPS guarantee).
  The number of Paid Clicks increased approximately 3 percent compared to the second quarter of 2013.
  Price-per-Click increased approximately 15 percent compared to the second quarter of 2013.

Cash Balance:

  Cash, cash equivalents, and investments in marketable securities were $4.3 billion as of June 30, 2014 compared to $5 billion as of December 31, 2013, a decrease of $0.7 billion.
  During the second quarter of 2014, Yahoo repurchased approximately 21 million shares for $719 million.

“We are pleased to announce today that we have entered into an amendment to the share repurchase agreement with Alibaba, reducing the number of shares that Yahoo is required to sell at the IPO from 208 million shares to 140 million shares. In addition, we are aware that there has been much discussion around the allocation of the Alibaba IPO proceeds,” said Ken Goldman, CFO of Yahoo. “We would like to take this opportunity to let our investors know that we are committed to return at least half of the after-tax IPO proceeds to shareholders, in line with our overarching commitment to maximizing shareholder value through prudent capital allocation.”

Live Stream

Yahoo will live stream a video broadcast of the Company's second quarter 2014 financial results at 2 p.m. Pacific Time/5 p.m. Eastern Time today. The live stream will be broadcast from Yahoo’s Sunnyvale studio and will be available exclusively on Yahoo Finance at finance.yahoo.com. The Company will provide its business outlook for the third quarter during the presentation. Supplemental financial information can be accessed through the Company’s Investor Relations website at investor.yahoo.net. The video will be archived after the event at investor.yahoo.net and will be available for 90 days following the broadcast.

Non-GAAP Financial Measures

This press release and its attachments include the following financial measures defined as non-GAAP financial measures by the Securities and Exchange Commission (“SEC”): revenue ex-TAC; adjusted EBITDA; non-GAAP income from operations; non-GAAP net earnings; non-GAAP net earnings per share - diluted; and free cash flow.

Revenue ex-TAC is GAAP revenue less traffic acquisition costs. Adjusted EBITDA, non-GAAP income from operations, non-GAAP net earnings and non-GAAP net earnings per share - diluted, exclude from the most comparable GAAP financial measures certain gains, losses, and expenses that we do not believe are indicative of ongoing results, and exclude stock-based compensation expense. Adjusted EBITDA also excludes taxes, depreciation, amortization of intangible assets, other income, net (which includes interest), earnings in equity interests, and net income attributable to noncontrolling interests. Free cash flow is GAAP net cash provided by operating activities (adjusted to include excess tax benefits from stock-based awards), less acquisition of property and equipment, net and dividends received from equity investees.

These measures may be different than non-GAAP financial measures used by other companies. The presentation of this financial information is not intended to be considered in isolation or as a substitute for the financial information prepared and presented in accordance with generally accepted accounting principles (“GAAP”). Explanations of the Company’s non-GAAP financial measures and reconciliations of these financial measures to the GAAP financial measures the Company considers most comparable are included in the accompanying “Note to Unaudited Condensed Consolidated Financial Statements,” “Supplemental Financial Data and GAAP to Non-GAAP Reconciliations,” and “GAAP to Non-GAAP Reconciliations.”

About Yahoo

Yahoo is focused on making the world’s daily habits inspiring and entertaining. By creating highly personalized experiences for our users, we keep people connected to what matters most to them, across devices and around the world. In turn, we create value for advertisers by connecting them with the audiences that build their businesses. Yahoo is headquartered in Sunnyvale, California, and has offices located throughout the Americas, Asia Pacific (APAC) and the Europe, Middle East and Africa (EMEA) regions. For more information, visit the pressroom (pressroom.yahoo.net) or the Company's blog (yahoo.tumblr.com).

“Affiliates” refers to the third-party entities that have integrated Yahoo’s advertising offerings into their Websites or other offerings (those Websites and other offerings, “Affiliate sites”).

“Net earnings” means net income attributable to Yahoo! Inc., and “net earnings per diluted share” means net income attributable to Yahoo! Inc. common stockholders per share – diluted.

“Ads Sold” consist of display ad impressions for paying advertisers on Yahoo Properties.

“Paid Clicks” are clicks by end-users on sponsored search listings on Yahoo Properties and Affiliate sites.

“Price-per-Ad” is defined as display revenue from Yahoo Properties divided by our total number of Ads Sold.

“Price-per-Click” is defined as search revenue divided by our total number of Paid Clicks.

We periodically review, refine and update our methodologies for monitoring, gathering, and counting numbers of Ads Sold and Paid Clicks, and for calculating Price-per-Ad and Price-per-Click.

Additional information about how “Ads Sold,” “Paid Clicks,” “Price-per-Ad,” and “Price-per-Click” are defined and calculated is included under the caption "Management's Discussion and Analysis of Financial Condition and Results of Operations" in the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2014, which is on file with the SEC and available on the SEC's website at www.sec.gov.

“Search Agreement” refers to the Search and Advertising Services and Sales Agreement between Yahoo and Microsoft Corporation, as amended.

“Search click-driven revenue” or “Search click revenue” is gross search revenue (before TAC) excluding the Microsoft RPS guarantee.

“TAC” refers to traffic acquisition costs. TAC consists of payments to Affiliates and payments made to companies that direct consumer and business traffic to Yahoo Properties.

“Yahoo Properties” refers to the online properties and services that Yahoo provides to users.

This press release contains forward-looking statements concerning Yahoo's expected financial performance and Yahoo's strategic and operational plans (including, without limitation, the quotations from management). Risks and uncertainties may cause actual results to differ materially from the results predicted, and reported results should not be considered as an indication of future performance. The potential risks and uncertainties include, among others, acceptance by users of new products and services (including, without limitation, products and services for mobile devices and alternative platforms); Yahoo's ability to compete with new or existing competitors; reduction in spending by, or loss of, advertising customers; risks associated with the Search Agreement with Microsoft Corporation; risks related to acquiring or developing compelling content; risks related to joint ventures and the integration of acquisitions; risks relating to possible impairment of goodwill or other assets; risks related to fluctuations in foreign currency exchange rates; risks related to Yahoo’s regulatory environment; Yahoo’s ability to protect its intellectual property and the value of its brands; adverse results in litigation; security breaches; interruptions or delays in the provision of Yahoo’s services; risks related to Yahoo's international operations; risks related to the calculation of our key operational metrics; dependence on third parties for technology, services, content, and distribution; and general economic conditions. All information set forth in this press release and its attachments is as of July 15, 2014. Yahoo does not intend, and undertakes no duty, to update this information to reflect subsequent events or circumstances. More information about potential factors that could affect the Company's business and financial results is included under the captions "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" in the Company's Annual Report on Form 10-K for the year ended December 31, 2013 and Quarterly Report on Form 10-Q for the quarter ended March 31, 2014, which are on file with the SEC and available on the SEC's website at www.sec.gov. Additional information will also be set forth in those sections in Yahoo’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2014, which will be filed with the SEC in the third quarter of 2014.

Yahoo!, Flickr, Aviate, Yahoo Screen, Yahoo Gemini, Yahoo News Digest, and the Yahoo logos are trademarks and/or registered trademarks of Yahoo! Inc. Tumblr is a registered trademark of Tumblr, Inc. All other marks are trademarks and/or registered trademarks of their respective owners.

Yahoo! Inc.
Unaudited Condensed Consolidated Balance Sheets
(in thousands)

	December 31,	June 30,
	2013	2014

ASSETS
Current assets:
Cash and cash equivalents	$2,077,590	$1,114,586
Short-term marketable securities	1,330,304	1,629,869
Accounts receivable, net	979,559	824,472
Prepaid expenses and other current assets	638,404	588,822
Total current assets	5,025,857	4,157,749

Long-term marketable securities	1,589,500	1,566,120
Property and equipment, net	1,488,518	1,470,272
Goodwill	4,679,648	4,693,656
Intangible assets, net	417,808	364,332
Other long-term assets	177,281	175,872
Investments in equity interests	3,426,347	4,028,812

Total assets	$16,804,959	$16,456,813

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$138,031	$121,933
Accrued expenses and other current liabilities	907,782	784,345
Deferred revenue	294,499	287,508
Total current liabilities	1,340,312	1,193,786

Convertible notes	1,110,585	1,140,112
Long-term deferred revenue	258,904	186,348
Capital lease and other long-term liabilities	116,605	153,511
Deferred and other long-term tax liabilities, net	847,956	1,052,541
Total liabilities	3,674,362	3,726,298

Total Yahoo! Inc. stockholders' equity	13,074,909	12,691,988
Noncontrolling interests	55,688	38,527
Total equity	13,130,597	12,730,515

Total liabilities and equity	$16,804,959	$16,456,813

Yahoo! Inc.
Unaudited Condensed Consolidated Statements of Income
(in thousands, except per share amounts)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2013	2014	2013	2014

Revenue	$1,135,244	$1,084,191	$2,275,612	$2,216,921

Operating expenses:
Cost of revenue - traffic acquisition costs	64,316	43,826	130,384	89,735
Cost of revenue - other	271,262	271,148	549,269	551,992
Sales and marketing	279,738	292,817	536,757	622,663
Product development	246,198	303,659	465,778	585,291
General and administrative	135,039	128,019	268,460	264,512
Amortization of intangibles	8,084	15,164	15,449	33,504
Gains on sales of patents	(9,950)	(61,500)	(9,950)	(61,500)
Restructuring charges (reversals), net	3,578	52,621	(3,484)	62,108
Total operating expenses	998,265	1,045,754	1,952,663	2,148,305

Income from operations	136,979	38,437	322,949	68,616

Other income (expense), net	23,606	(13,589)	40,678	(27,042)

Income before income taxes and earnings in equity interests	160,585	24,848	363,627	41,574

Provision for income taxes	(50,267)	(8,143)	(80,003)	(12,360)
Earnings in equity interests	224,690	255,852	442,278	557,254

Net income	335,008	272,557	725,902	586,468

Less: Net income attributable to noncontrolling interests	(3,858)	(2,850)	(4,467)	(5,183)

Net income attributable to Yahoo! Inc.	$331,150	$269,707	$721,435	$581,285

Net income attributable to Yahoo! Inc. common stockholders per share - diluted (1)	$0.30	$0.26	$0.65	$0.55

Shares used in per share calculation - diluted	1,094,694	1,014,692	1,101,395	1,023,056

Stock-based compensation expense by function:
Cost of revenue - other	$3,029	$3,209	$6,607	$25,896
Sales and marketing	23,775	33,380	39,820	86,018
Product development	20,537	39,507	28,800	53,434
General and administrative	20,795	26,349	37,514	46,278

Supplemental Financial Data:
Revenue ex-TAC	$1,070,928	$1,040,365	$2,145,228	$2,127,186
Adjusted EBITDA	$369,182	$340,363	$754,787	$646,744
Free cash flow	$131,400	$185,915	$281,308	$299,877

(1)	The impact of outstanding stock awards of entities in which the Company holds equity interests that are accounted for using the equity method reduced the Company's diluted earnings per share by $0.01 for the three months ended June 30, 2014, and by $0.01 and $0.02 for the six months ended June 30, 2013 and 2014, respectively.

Yahoo! Inc.
Unaudited Condensed Consolidated Statements of Cash Flows
(in thousands)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2013	2014	2013	2014

CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$335,008	$272,557	$725,902	$586,468
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	141,426	116,446	285,290	239,631
Amortization of intangible assets	19,067	30,414	37,477	64,763
Accretion of convertible notes discount	-	14,860	-	29,526
Stock-based compensation expense	68,136	102,445	112,741	211,626
Non-cash restructuring (credits) charges	-	(7,031)	547	(7,031)
Loss from sale of investments, assets, and other, net	1,270	15,117	13,175	18,667
Gains from sales of patents	(9,950)	(61,500)	(9,950)	(61,500)
Earnings in equity interests	(224,690)	(255,852)	(442,278)	(557,254)
Dividend income related to Alibaba Group Preference Shares	(15,475)	-	(35,726)	-
Tax benefits from stock-based awards	188	19,161	9,725	76,828
Excess tax benefits from stock-based awards	(5,706)	(19,544)	(18,513)	(79,100)
Deferred income taxes	(7,839)	(303)	(27,997)	14,185
Dividends received from equity investees	123,058	83,685	135,058	83,685
Changes in assets and liabilities, net of effects of acquisitions:
Accounts receivable, net	657	55,725	58,510	154,129
Prepaid expenses and other	(48,431)	22,803	(28,723)	13,592
Accounts payable	11,381	(29,567)	(59,754)	(10,075)
Accrued expenses and other liabilities	(7,183)	38,033	(130,656)	(202,142)
Deferred revenue	(50,089)	(40,035)	(75,318)	(79,523)
Net cash provided by operating activities	330,828	357,414	549,510	496,475

CASH FLOWS FROM INVESTING ACTIVITIES:
Acquisition of property and equipment, net	(82,076)	(107,358)	(151,657)	(192,013)
Purchases of marketable securities	(763,009)	(451,739)	(2,244,302)	(1,363,836)
Proceeds from sales of marketable securities	1,034,246	212,028	1,458,593	380,954
Proceeds from maturities of marketable securities	279,306	408,356	462,406	690,018
Proceeds related to the redemption of Alibaba Group Preference Shares	800,000	-	800,000	-
Purchases of intangible assets	(924)	(984)	(2,052)	(2,174)
Proceeds from settlement of derivative hedge contracts	1,411	170,457	5,511	173,258
Payments for settlement of derivative hedge contracts	(7,720)	(4,016)	(7,720)	(4,616)
Acquisitions, net of cash acquired	(1,014,010)	-	(1,024,157)	(21,661)
Equity investments	-	-	-	(10,399)
Proceeds from sales of patents	-	1,500	-	1,500
Other investing activities, net	(652)	(74)	(930)	(640)
Net cash provided by (used in) investing activities	246,572	228,170	(704,308)	(349,609)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from issuance of common stock	61,984	84,760	123,092	163,737
Repurchases of common stock	(652,750)	(718,628)	(1,427,825)	(1,168,206)
Excess tax benefits from stock-based awards	5,706	19,544	18,513	79,100
Tax withholdings related to net share settlements of restricted stock units	(7,448)	(34,178)	(51,137)	(159,581)
Distributions to noncontrolling interests	-	(22,344)	-	(22,344)
Other financing activities, net	(1,373)	(3,037)	(2,778)	(6,130)
Net cash used in financing activities	(593,881)	(673,883)	(1,340,135)	(1,113,424)

Effect of exchange rate changes on cash and cash equivalents	(15,929)	4,869	(30,622)	3,554

Net change in cash and cash equivalents	(32,410)	(83,430)	(1,525,555)	(963,004)
Cash and cash equivalents, beginning of period	1,174,633	1,198,016	2,667,778	2,077,590

Cash and cash equivalents, end of period	$1,142,223	$1,114,586	$1,142,223	$1,114,586

Yahoo! Inc.
Note to Unaudited Condensed Consolidated Financial Statements

This press release and its attachments include the non-GAAP financial measures of revenue excluding traffic acquisition costs (“revenue ex-TAC”); adjusted EBITDA; non-GAAP income from operations; non-GAAP net earnings; non-GAAP net earnings per diluted share; and free cash flow, which are reconciled to revenue; net income attributable to Yahoo! Inc. (in the case of adjusted EBITDA and non-GAAP net earnings); income from operations; net income attributable to Yahoo! Inc. common stockholders per share – diluted; and net cash provided by operating activities, which we believe are the most comparable GAAP measures. We use these non-GAAP financial measures for internal managerial purposes and to facilitate period-to-period comparisons. We describe limitations specific to each non-GAAP financial measure below. Management generally compensates for limitations in the use of non-GAAP financial measures by relying on comparable GAAP financial measures and providing investors with a reconciliation of the non-GAAP financial measure to the most directly comparable GAAP financial measure or measures. Further, management uses non-GAAP financial measures only in addition to and in conjunction with results presented in accordance with GAAP. We believe that these non-GAAP financial measures reflect an additional way of viewing aspects of our operations that, when viewed with our GAAP results, provide a more complete understanding of factors and trends affecting our business. These non-GAAP measures should be considered as a supplement to, and not as a substitute for, or superior to, revenue, net income attributable to Yahoo! Inc., income from operations, net income attributable to Yahoo! Inc. common stockholders per share – diluted, and net cash provided by operating activities calculated in accordance with GAAP.

Revenue ex-TAC is a non-GAAP financial measure defined as GAAP revenue less TAC. TAC consists of payments made to third-party entities that have integrated our advertising offerings into their Websites or other offerings (those Websites and other offerings, “Affiliate sites”) and payments made to companies that direct consumer and business traffic to Yahoo’s online properties and services (“Yahoo Properties”). Based on the terms of the Search Agreement with Microsoft, Microsoft retains a revenue share of 12 percent of the net (after TAC) search revenue generated on Yahoo Properties and Affiliate sites in transitioned markets. Yahoo reports the net revenue it receives under the Search Agreement as revenue and no longer presents the associated TAC. Accordingly, for the current period Yahoo reports GAAP revenue associated with the Search Agreement on a net (after TAC) basis rather than a gross basis. For the 2013 comparison period, revenue from markets that had not yet transitioned to Microsoft’s platform was recorded on a gross basis, and the associated TAC was recorded as a part of operating expenses. We present revenue ex-TAC to provide investors a metric used by the Company for evaluation and decision-making purposes and to provide investors with comparable revenue numbers when comparing periods preceding, during and following the transition period. A limitation of revenue ex-TAC is that it is a measure which we have defined for internal and investor purposes that may be unique to the Company, and therefore it may not enhance the comparability of our results to other companies in our industry who have similar business arrangements but address the impact of TAC differently. Management compensates for these limitations by also relying on the comparable GAAP financial measures of revenue and total operating expenses, which includes TAC in non-transitioned markets.

Adjusted EBITDA is defined as net income attributable to Yahoo! Inc. before taxes, depreciation, amortization of intangible assets, stock-based compensation expense, other income, net (which includes interest), earnings in equity interests, net income attributable to noncontrolling interests and other gains, losses, and expenses that we do not believe are indicative of our ongoing results. Yahoo presents adjusted EBITDA because the exclusion of certain gains, losses, and expenses facilitates comparisons of the operating performance of our Company on a period to period basis. Adjusted EBITDA has limitations as an analytical tool and should not be considered in isolation or as a substitute for results reported under GAAP. These limitations include: adjusted EBITDA does not reflect tax payments and such payments reflect a reduction in cash available to us; adjusted EBITDA does not reflect the periodic costs of certain capitalized tangible and intangible assets used in generating revenues in our businesses; adjusted EBITDA does not include stock-based compensation expense related to the Company’s workforce; adjusted EBITDA also excludes other income, net (which includes interest), earnings in equity interests, net income attributable to noncontrolling interests and other gains, losses, and expenses that we do not believe are indicative of our ongoing results, and these items may represent a reduction or increase in cash available to us; and adjusted EBITDA is a measure that may be unique to the Company, and therefore it may not enhance the comparability of our results to other companies in our industry. Management compensates for these limitations by also relying on the comparable GAAP financial measure of net income attributable to Yahoo! Inc., which includes taxes, depreciation, amortization, stock-based compensation expense, other income, net (which includes interest), earnings in equity interests, net income attributable to noncontrolling interests and the other gains, losses and expenses that are excluded from adjusted EBITDA.

Non-GAAP income from operations is defined as income from operations excluding certain gains, losses, and expenses that we do not believe are indicative of our ongoing operating results and further adjusted to exclude stock-based compensation expense. Because of the variety of equity awards used by companies, the varying methodologies for determining stock-based compensation expense, and the subjective assumptions involved in those determinations, we believe excluding stock-based compensation expense enhances the ability of management and investors to understand the impact of stock-based compensation expense on income from operations. We consider non-GAAP income from operations to be a profitability measure which facilitates the forecasting of our operating results for future periods and allows for the comparison of our results to historical periods. A limitation of non-GAAP income from operations is that it does not include all items that impact our income from operations for the period. Management compensates for this limitation by also relying on the comparable GAAP financial measure of income from operations which includes the gains, losses, and expenses that are excluded from non-GAAP income from operations.

Non-GAAP net earnings is defined as net income attributable to Yahoo! Inc. excluding certain gains, losses, expenses, and their related tax effects that we do not believe are indicative of our ongoing results and further adjusted to exclude stock-based compensation expense and its related tax effects. Because of the variety of equity awards used by companies, the varying methodologies for determining stock-based compensation expense, and the subjective assumptions involved in those determinations, we believe excluding stock-based compensation expense enhances the ability of management and investors to understand the impact of stock-based compensation expense on net income and net income per share. We consider non-GAAP net earnings and non-GAAP net earnings per diluted share to be profitability measures which facilitate the forecasting of our results for future periods and allow for the comparison of our results to historical periods. A limitation of non-GAAP net earnings and non-GAAP net earnings per diluted share is that they do not include all items that impact our net income and net income per diluted share for the period. Management compensates for this limitation by also relying on the comparable GAAP financial measures of net income attributable to Yahoo! Inc. and net income attributable to Yahoo! Inc. common stockholders per share - diluted, both of which include the gains, losses, expenses and related tax effects that are excluded from non-GAAP net earnings and non-GAAP net earnings per diluted share.

Free cash flow is a non-GAAP financial measure defined as net cash provided by operating activities (adjusted to include excess tax benefits from stock-based awards), less acquisition of property and equipment, net and dividends received from equity investees. We consider free cash flow to be a liquidity measure which provides useful information to management and investors about the amount of cash generated by the business after the acquisition of property and equipment, which can then be used for strategic opportunities including, among others, investing in the Company's business, making strategic acquisitions, strengthening the balance sheet, and repurchasing stock. A limitation of free cash flow is that it does not represent the total increase or decrease in the cash balance for the period. Management compensates for this limitation by also relying on the net change in cash and cash equivalents as presented in the Company’s unaudited condensed consolidated statements of cash flows prepared in accordance with GAAP which incorporates all cash movements during the period.

Yahoo! Inc.
Supplemental Financial Data and GAAP to Non-GAAP Reconciliations
(in thousands)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2013	2014	2013	2014
Revenue for groups of similar services:
Display	$471,742	$436,053	$926,813	$889,277
Search	418,202	428,418	842,889	873,185
Other	245,300	219,720	505,910	454,459
Total revenue	$1,135,244	$1,084,191	$2,275,612	$2,216,921

Revenue excluding traffic acquisition costs ("revenue ex-TAC") for groups of similar services:
GAAP display revenue	$471,742	$436,053	$926,813	$889,277
TAC associated with display revenue	(48,610)	(42,217)	(101,657)	(86,579)
Display revenue ex-TAC	$423,132	$393,836	$825,156	$802,698

GAAP search revenue	$418,202	$428,418	$842,889	$873,185
TAC associated with search revenue	(14,931)	(784)	(30,988)	(1,470)
Search revenue ex-TAC	$403,271	$427,634	$811,901	$871,715

Other GAAP revenue	$245,300	$219,720	$505,910	$454,459
TAC associated with other GAAP revenue	(775)	(825)	2,261	(1,686)
Other revenue ex-TAC	$244,525	$218,895	$508,171	$452,773

Revenue ex-TAC:
GAAP revenue	$1,135,244	$1,084,191	$2,275,612	$2,216,921
TAC	(64,316)	(43,826)	(130,384)	(89,735)
Revenue ex-TAC	$1,070,928	$1,040,365	$2,145,228	$2,127,186

Revenue ex-TAC by segment:
Americas:
GAAP revenue	$828,537	$805,535	$1,670,732	$1,672,463
TAC	(37,120)	(30,296)	(74,642)	(64,390)
Revenue ex-TAC	$791,417	$775,239	$1,596,090	$1,608,073

EMEA:
GAAP revenue	$97,387	$97,847	$192,211	$189,417
TAC	(11,372)	(10,212)	(22,908)	(19,405)
Revenue ex-TAC	$86,015	$87,635	$169,303	$170,012

Asia Pacific:
GAAP revenue	$209,320	$180,809	$412,669	$355,041
TAC	(15,824)	(3,318)	(32,834)	(5,940)
Revenue ex-TAC	$193,496	$177,491	$379,835	$349,101

Total revenue ex-TAC	$1,070,928	$1,040,365	$2,145,228	$2,127,186

Direct costs by segment (2):
Americas	$186,019	$180,713	$362,412	$360,119
EMEA	41,913	38,536	80,458	78,266
Asia Pacific	49,432	45,249	104,387	89,583
Global operating costs (3)	424,382	435,504	843,184	952,474
Restructuring charges (reversals), net	3,578	52,621	(3,484)	62,108
Depreciation and amortization	160,489	146,860	322,581	304,394
Stock-based compensation expense	68,136	102,445	112,741	211,626
Income from operations	$136,979	$38,437	$322,949	$68,616

Reconciliation of net income attributable to Yahoo! Inc. to adjusted EBITDA:
Net income attributable to Yahoo! Inc.	$331,150	$269,707	$721,435	$581,285
Depreciation and amortization	160,489	146,860	322,581	304,394
Stock-based compensation expense	68,136	102,445	112,741	211,626
Restructuring charges (reversals), net	3,578	52,621	(3,484)	62,108
Other income (expense), net	(23,606)	13,589	(40,678)	27,042
Provision for income taxes	50,267	8,143	80,003	12,360
Earnings in equity interests	(224,690)	(255,852)	(442,278)	(557,254)
Net income attributable to noncontrolling interests	3,858	2,850	4,467	5,183
Adjusted EBITDA	$369,182	$340,363	$754,787	$646,744

Reconciliation of net cash provided by operating activities to free cash flow:
Net cash provided by operating activities	$330,828	$357,414	$549,510	$496,475
Acquisition of property and equipment, net	(82,076)	(107,358)	(151,657)	(192,013)
Dividends received from equity investees	(123,058)	(83,685)	(135,058)	(83,685)
Excess tax benefits from stock-based awards	5,706	19,544	18,513	79,100
Free cash flow	$131,400	$185,915	$281,308	$299,877

(2)	Direct costs for each segment include cost of revenue-other, as well as other operating expenses that are directly attributable to the segment such as employee compensation expense (excluding stock-based compensation expense), local sales and marketing expenses, and facilities expenses.
(3)	Global operating costs include product development, service engineering and operations, general and administrative, and other corporate expenses that are managed on a global basis and that are not directly attributable to any particular segment.

Yahoo! Inc.
GAAP to Non-GAAP Reconciliations
(in thousands, except per share amounts)

	Three Months Ended
	June 30,
	2013	2014

GAAP income from operations	$136,979	$38,437

(a) Restructuring charges, net	3,578	52,621

(b) Stock-based compensation expense	68,136	102,445

Non-GAAP income from operations	$208,693	$193,503

GAAP net income attributable to Yahoo! Inc.	$331,150	$269,707

(a) Restructuring charges, net	3,578	52,621

(b) Stock-based compensation expense	68,136	102,445

(c) To adjust the provision for income taxes to exclude the tax impact of items (a) and (b) above for the three months ended June 30, 2013 and 2014	(16,995)	(43,032)

Non-GAAP net earnings	$385,869	$381,741

GAAP net income attributable to Yahoo! Inc. common stockholders per share - diluted (1)	$0.30	$0.26

Non-GAAP net earnings per share - diluted (4)	$0.35	$0.37

Shares used in per share calculation - diluted	1,094,694	1,014,692

	Six Months Ended
	June 30,
	2013	2014

GAAP income from operations	$322,949	$68,616

(a) Restructuring (reversals) charges, net	(3,484)	62,108

(b) Stock-based compensation expense	112,741	211,626

Non-GAAP income from operations	$432,206	$342,350

GAAP net income attributable to Yahoo! Inc.	$721,435	$581,285

(a) Restructuring (reversals) charges, net	(3,484)	62,108

(b) Stock-based compensation	112,741	211,626

(c) To adjust the provision for income taxes to exclude the tax impact of items (a) and (b) above for the six months ended June 30, 2013 and 2014	(24,641)	(71,654)

Non-GAAP net earnings	$806,051	$783,365

GAAP net income attributable to Yahoo! Inc. common stockholders per share - diluted (1)	$0.65	$0.55

Non-GAAP net earnings per share - diluted (4)	$0.73	$0.74

Shares used in per share calculation - diluted	1,101,395	1,023,056

(1)	The impact of outstanding stock awards of entities in which the Company holds equity interests that are accounted for using the equity method reduced the Company's diluted earnings per share by $0.01 for the three months ended June 30, 2014, and by $0.01 and $0.02 for the six months ended June 30, 2013 and 2014, respectively.
(4)	The impact of outstanding stock awards of entities in which the Company holds equity interests that are accounted for using the equity method reduced the Company's non-GAAP diluted earnings per share by $0.01 for the three months ended June 30, 2014, and by $0.01 and $0.02 for the six months ended June 30, 2013 and 2014, respectively.

CONTACTS:
Yahoo! Inc.
Media Relations Contact:
Sarah Meron, 408-349-4040
media@yahoo-inc.com
Investor Relations Contact:
Joon Huh, 408-349-3382
investorrelations@yahoo-inc.com